CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds II and to the use of our report dated April 24, 2019 on the financial statements and financial highlights of Jaguar International Property Fund (formerly, NWS International Property Fund) and Jaguar Global Property Fund (formerly, NWS Global Property Fund), each a series of shares of beneficial interest in Forum Funds II. Such financial statements and financial highlights appear in the February 28, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 24, 2019